EXHIBIT 4(U)

                   REPUBLIC NEW YORK CORPORATION

                      ARTICLES SUPPLEMENTARY


REPUBLIC NEW YORK CORPORATION, a Maryland corporation having its principal Maryland office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has authorized the classification of 1,500,000 of the 11,869,000 shares of Preferred Stock (the "Preferred Stock") which the Corporation now has authority to issue into a series designated the Adjustable Rate Cumulative Preferred Stock, Series D, and has provided for the issuance of such series.

SECOND:  The number of shares and terms of the Adjustable Rate
Cumulative Preferred Stock, Series D, as set by the Finance
Committee of the Board of Directors pursuant to authority duly delegated by the Board of Directors are as follows:

    1. Adjustable Rate Cumulative Preferred Stock, Series D. 1,500,000 shares of Preferred Stock of the Corporation, without par value, are hereby constituted as the original number of shares of a series of Preferred Stock designated as Adjustable Rate Cumulative Preferred Stock, Series D (the "Adjustable Rate Cumulative Preferred Stock, Series D"). The Adjustable Rate Cumulative Preferred Stock, Series D, is issuable in whole or fractional shares. The Adjustable Rate Cumulative Preferred Stock, Series D, shall be of a stated value of $100 per share (the "Stated Value"). The term "Charter" when used herein shall include all Articles of Incorporation and all amendments and supplements thereto.

    2. Dividends. The holders of the Adjustable Rate Cumulative Preferred Stock, Series D, will be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for the purpose, cumulative cash dividends. The initial dividend for the dividend period commencing May 23, 1994, to June 30, 1994 (the "Initial Period"), will be payable at the Initial Period Rate (as defined below), and will be payable on July 1, 1994. Thereafter, dividends on the Adjustable Rate Cumulative Preferred Stock, Series D, will be payable quarterly, as, if and when declared by the Board of Directors of the Corporation on January 1, April 1, July 1 and October 1 of each year at the Applicable Rate (as defined herein) from time to time in effect. The Applicable Rate for any dividend period will be equal to 81% of the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined herein), as determined in advance of such dividend period. The Applicable Rate for any dividend period will not be less than 4.5% per annum nor greater than 10.5% per annum.

    The amount of dividends payable for the Initial Period or any period shorter than a full dividend period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the dividend period for which dividends are payable, and by multiplying the Applicable Rate by $100. If in any quarterly dividend period (being the period between such dividend payment dates or, in the case of the Initial Period, from the date of original issuance to and including June 30, 1994) dividends at the Applicable Rate per share per annum shall not have been paid or declared and set apart for payment on all outstanding shares of Adjustable Rate Cumulative Preferred Stock, Series D, for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before (i) any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Corporation or shares of any other capital stock of the Corporation ranking junior to the Adjustable Rate Cumulative Preferred Stock, Series D, with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation) shall be declared and paid or set apart for payment on the Common Stock or on any other capital stock of the Corporation ranking junior to the Adjustable Rate Cumulative Preferred Stock, Series D, with respect to the payment of dividends, or (ii) the Corporation shall purchase, redeem or otherwise acquire any shares of Preferred Stock or any shares of capital stock of the Corporation ranking on a parity with or junior to the Adjustable Rate Cumulative Preferred Stock, Series D, with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Corporation ranking junior to the Adjustable Rate Cumulative Preferred Stock, Series D, with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of Preferred Stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of Preferred Stock of such series whether or not at the time of such application full cumulative dividends upon the outstanding Adjustable Rate Cumulative Preferred Stock, Series D, shall have been paid or declared and set apart for payment. If a dividend payment date is not a business day, dividends (if declared) on the Adjustable Rate Cumulative Preferred Stock, Series D, will be paid on the immediately succeeding business day, without interest. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 30 nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board of Directors thereof.

    3. Adjustable Rate Dividends. The Initial Period Rate will be equal to 6.05% per annum, equivalent to $0.64 per share of Adjustable Rate Cumulative Preferred Stock, Series D. Except as provided below in this paragraph, the "Applicable Rate" for any dividend period (other than the Initial Period) will be equal to 81% of the Effective Rate (as defined below), but not less than 4.5% per annum, nor more than 10.5% per annum. The "Effective Rate" for any dividend period will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below), as determined in advance of such dividend period. In the event that the Corporation determines in good faith that for any reason:

       (i) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate cannot be determined for any dividend period, then the Effective Rate for such dividend period shall be equal to the higher of whichever two such rates can be so determined;

       (ii) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate can be determined for any dividend period, then the Effective Rate for such dividend period shall be equal to whichever such rate can be so determined; or

       (iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate can be determined for any dividend period, then the Effective Rate for the preceding dividend period shall be continued for such dividend period.

    Except as described below in this paragraph, the "Treasury Bill Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on the Adjustable Rate Cumulative Preferred Stock, Series D, is being determined.
In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

    Except as described below in this paragraph, the "Ten Year Constant Maturity Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on the Adjustable Rate Cumulative Preferred Stock, Series D, is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than 12 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than 12 years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

    Except as described below in this paragraph, the "Thirty Year Constant Maturity Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on the Adjustable Rate Cumulative Preferred Stock, Series D, is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than 28 nor more than 30 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Thirty Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than 28 nor more than 30 years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

    The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest five one-hundredths of one percent.

    The Applicable Rate with respect to each dividend period (other than the Initial Period) will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of the Adjustable Rate Cumulative
Preferred Stock, Series D.

    As used above, the term "Calendar Period" means a period of 14 calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 30 years).

    4.  Voting Rights.  (i)  Holders of the Adjustable Rate
Cumulative Preferred Stock, Series D, shall have no voting rights, either general or special, except as expressly required by applicable law, the Charter and as specified in this paragraph 4.

       (ii) Whenever, at any time or times, dividends payable on the shares of Adjustable Rate Cumulative Preferred Stock, Series D, shall be in arrears for six consecutive calendar quarters, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until all dividends accumulated on the Adjustable Rate Cumulative Preferred Stock, Series D, have been paid or declared and a sum sufficient for payment has been set aside, the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, either alone or together with the holders of one or more other cumulative series of Preferred Stock at the time outstanding which are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the Board of Directors of the Corporation, and the holders of Common Stock together with the holders of any series or class or classes of stock of the Corporation having general voting rights and not then entitled to elect two members of the Board of Directors pursuant to this paragraph 4 to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the Board of Directors. In such case the Board of Directors of the Corporation shall, as of the date of the annual meeting of stockholders or at any meeting called for the election of directors aforesaid, be increased by two directors. The rights of the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, to participate (either alone or together with the holders of one or more other cumulative series of Preferred Stock at the time outstanding which are granted such voting rights) in the exclusive election of two members of the Board of Directors of the Corporation pursuant to this paragraph
4 shall continue in effect until cumulative dividends have been paid in full or declared and a sum sufficient has been set apart for payment on the Adjustable Rate Cumulative Preferred Stock, Series D. At elections for such directors, each holder of Adjustable Rate Cumulative Preferred Stock, Series D, shall be entitled to two votes for each share of Adjustable Rate Cumulative Preferred Stock, Series D, held of record on the record date established for the meeting. The holders of Adjustable Rate Cumulative Preferred Stock, Series D, shall have no right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment of all accumulated and defaulted dividends on such stock or provision for the payment thereof by declaration and setting apart thereof) of the exclusive voting power pursuant to this paragraph 4 of the holders of Adjustable Rate Cumulative Preferred Stock, Series D, and the holders of all other cumulative series which shall have been entitled to vote for and elect such two members of the Board of Directors of the Corporation, the terms of office of all persons who may have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created pursuant to this paragraph 4 to accommodate the exclusive right of election conferred hereunder shall thereupon be eliminated and the Board of Directors shall be decreased by two directors.

    (iii) So long as any shares of Adjustable Rate Cumulative Preferred Stock, Series D, remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Adjustable Rate Cumulative Preferred Stock, Series D, outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

         (a) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking prior (as set forth in paragraph 5(a)) to the Adjustable Rate Cumulative Preferred Stock, Series D, or

         (b) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) which ranks on a parity (as set forth in paragraph 5(b)) with the Adjustable Rate Cumulative Preferred Stock, Series D, unless the Articles Supplementary or other provisions of the Charter creating or authorizing such class or series shall provide that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on the Adjustable Rate Cumulative Preferred Stock, Series D, and all outstanding shares of stock ranking on a parity with the Adjustable Rate Cumulative Preferred Stock, Series D, (the Adjustable Rate Cumulative Preferred Stock, Series D, and all such other stock being herein called "Parity Stock"), the shares of all Parity Stock shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums which would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full, or

         (c) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Charter of the Corporation, including these Articles Supplementary, which would materially and adversely affect any right, preference, privilege or voting power of the Adjustable Rate Cumulative Preferred Stock, Series D, or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the Corporation's Cumulative Floating Rate Series B Preferred Stock, the Series A and
    Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Money Market Cumulative Preferred Stock, the Remarketed Preferred Stock, the $3.375 Cumulative Convertible Preferred Stock, the $1.9375 Cumulative Preferred Stock or the Adjustable Rate Cumulative Preferred Stock, Series D, or any other capital stock of the Corporation, or the creation and issuance of other series of Preferred Stock including convertible Preferred Stock or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Adjustable Rate Cumulative Preferred Stock, Series D, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

    (iv) So long as any shares of Adjustable Rate Cumulative Preferred Stock, Series D, remain outstanding and notwithstanding any provision of the Charter of the Corporation requiring a greater percentage, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the votes of all Parity Stock entitled to vote outstanding at the time, given in person or by proxy, by resolution duly adopted at a meeting at which a quorum was present and acting and at which the holders of Adjustable Rate Cumulative Preferred Stock, Series D, (alone or together with the holders of one or more other series of Parity Stock at the time outstanding and entitled to vote) vote separately as a class, (a) directly or indirectly, sell, transfer or otherwise dispose of, or permit Republic National Bank of New York (the "Bank") or any other subsidiary of the Corporation, to issue, sell, transfer or otherwise dispose of any shares of voting stock of the Bank, or securities convertible into or options, warrants or rights to acquire voting stock of the Bank, unless after giving effect to any such transaction the Bank remains a Controlled Subsidiary (as hereinafter defined) of the Corporation or of a Qualified Successor Company (as hereinafter defined); (b) merge or consolidate with, or convey substantially all of its assets to any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is the Corporation or a Qualified Successor Company; or (c) permit the Bank to merge, consolidate with, or convey substantially all of its assets to any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is a Controlled Subsidiary of the Corporation or of a Qualified Successor Company, except in any of the foregoing cases as required to comply with applicable law, including, without limitation, any court or regulatory order. The term "Qualified Successor Company" shall mean a corporation (or other similar organization or entity whether organized under or pursuant to the laws of the United States or any state thereof or of another jurisdiction) which (a) is or is required to be a registered bank holding company under the United States Bank Holding Company Act of 1956, as amended, or any successor legislation, (b) issues to the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, in exchange for the Adjustable Rate Cumulative Preferred Stock, Series D, shares of preferred stock having at least the same relative rights and preferences as the Adjustable Rate Cumulative Preferred Stock, Series D, (the "Exchanged Stock"), (c) immediately after such transaction has not outstanding or authorized any class of stock or equity securities ranking prior to the Exchanged Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and
(d) holds, as a Controlled Subsidiary or Subsidiaries, either the Bank or one or more other banking corporations which, collectively, immediately after such transaction hold substantially all of the assets and liabilities which the Bank held immediately prior to such transaction (which may be in addition to other assets and liabilities acquired in such transaction). "Controlled Subsidiary" shall mean any corporation at least 80% of the outstanding shares of voting stock of which shall at the time be owned directly or indirectly by the Corporation or a Qualified Successor Company.
In connection with the exercise of the voting rights contained in this paragraph 4(iv), holders of all series of Parity Stock which are granted such voting rights shall vote as a class, and each holder of Adjustable Rate Cumulative Preferred Stock, Series D, shall have two votes for each share of stock held, and each other series shall have such number of votes, if any, for each share of stock held as may be granted them.

    The foregoing voting provisions shall not apply as to any shares of Adjustable Rate Cumulative Preferred Stock, Series D, if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Adjustable Rate Cumulative Preferred Stock, Series D, shall have been redeemed or sufficient funds shall have been deposited in trust in accordance with paragraph 6 to effect such redemption.



    5. Rank. For the purposes of these Articles Supplementary, any class or classes of stock of the Corporation shall be deemed to rank:

        (a) prior to the Adjustable Rate Cumulative Preferred Stock, Series D, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Adjustable Rate Cumulative Preferred Stock, Series D;

        (b) on a parity with the Adjustable Rate Cumulative Preferred Stock, Series D, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the Adjustable Rate Cumulative Preferred Stock, Series D, if the holders of such class of stock and the Adjustable Rate Cumulative Preferred Stock, Series D, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation preference, without preference or priority one over the other; and

        (c) junior to the Adjustable Rate Cumulative Preferred Stock, Series D, either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or both, if such class shall be Common Stock or if the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of stock of such class or classes.

    The Adjustable Rate Cumulative Preferred Stock, Series D, shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock and on a parity with the Corporation's Cumulative Floating Rate Series B Preferred Stock, the Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Money Market Cumulative Preferred Stock, the Remarketed Preferred Stock, the $3.375 Cumulative Convertible Preferred Stock and the $1.9375 Cumulative Preferred Stock.

    6. Optional Redemption. The shares of the Adjustable Rate Cumulative Preferred Stock, Series D, may be redeemed on or after July 1, 1999, at the option of the Corporation, for cash, on at least 30 but not more than 60 days' notice at any time or from time to time, as a whole or in part, at $100 per share, plus, in each case, dividends accrued and accumulated but unpaid to the redemption date. The Adjustable Rate Cumulative Preferred Stock, Series D, will not be subject to any sinking fund or other obligation of the Corporation to purchase or redeem the Adjustable Rate Cumulative Preferred Stock, Series D.

    Any such redemption may be effected only with the prior approval of the Federal Reserve Board (unless at such time it is determined that such approval is not required).

    If fewer than all outstanding shares of the Adjustable Rate Cumulative Preferred Stock, Series D, are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid the redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Corporation.

    Notwithstanding the foregoing, if any dividends, including any accumulation on the Adjustable Rate Cumulative Preferred Stock, Series D, are in arrears, no Adjustable Rate Cumulative Preferred Stock, Series D, shall be redeemed unless all outstanding Adjustable Rate Cumulative Preferred Stock, Series D, is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Adjustable Rate Cumulative Preferred Stock, Series D; provided, however, that the foregoing shall not prevent the purchase or acquisition of Adjustable Rate Cumulative Preferred Stock, Series D, pursuant to a purchase or exchange offer provided that such offer is made on the same terms to all holders of the Adjustable Rate Cumulative Preferred Stock, Series D.

    Notice of redemption shall be given by mailing the same to each record holder of the Adjustable Rate Cumulative Preferred Stock, Series D, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Adjustable Rate Cumulative Preferred Stock, Series D, to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Adjustable Rate Cumulative Preferred Stock, Series D, are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holders' exchange rights, if any, as to such shares, shall terminate. If fewer than all the shares of the Adjustable Rate Cumulative Preferred Stock, Series D, are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Adjustable Rate Cumulative Preferred Stock, Series D, to be redeemed from each such holder.

    If notice of redemption of any shares of the Adjustable Rate Cumulative Preferred Stock, Series D, has been given and if the funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Adjustable Rate Cumulative Preferred Stock, Series D, so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

    7. Liquidation. (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock or any other class or series of stock of the Corporation junior to the Adjustable Rate Cumulative Preferred Stock, Series D, as to liquidation preference, to be paid the amount of $100 per share (the "liquidation preference") of the Adjustable Rate Cumulative Preferred Stock, Series D, plus an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution. The holders of the Adjustable Rate Cumulative Preferred Stock, Series D, will not be entitled to receive the liquidation preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Adjustable Rate Cumulative Preferred Stock, Series D, as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After any such liquidation preference payment, the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, shall not be entitled to any further participation in any distribution of assets of the Corporation.

       (ii) If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation shall be insufficient to make such full payments to the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, and the holders of any Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the Adjustable Rate Cumulative Preferred Stock, Series D, then such assets shall be distributed among the holders of the Adjustable Rate Cumulative Preferred Stock, Series D, ratably in accordance with the respective amounts which would be payable on such shares of Adjustable Rate Cumulative Preferred Stock, Series D, or any other such Preferred Stock if all amounts thereon were paid in full.

       (iii) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation nor the merger or consolidation of any other corporation into or with the Corporation nor a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.


    8. Parity Stock. So long as any shares of Adjustable Rate Cumulative Preferred Stock, Series D, shall remain outstanding, in case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of Parity Stock, all such shares shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable in respect of all outstanding shares of Parity Stock if all dividends were paid in full and (y) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums which would be payable in respect of all outstanding Parity Stock if all sums payable were discharged in full.


    9. Certain Definitions. (i) The term "outstanding", when used in reference to shares of stock, shall mean issued shares, excluding shares reacquired by the Corporation.

        (ii) The amount of dividends "accrued" on any share of Adjustable Rate Cumulative Preferred Stock, Series D, as at any quarterly dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including the end of the day preceding such quarterly dividend payment date, whether or not earned or declared; and the amount of dividends "accrued" on any share of Adjustable Rate Cumulative Preferred Stock, Series D, as at any date other than a quarterly dividend payment date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the end of the day preceding the last preceding quarterly dividend payment date, whether or not earned or declared, plus an amount equivalent to dividends on the liquidation preference of such share at the annual dividend rate fixed for such share for the period after the end of the day preceding such last preceding quarterly dividend payment date to and including the date as of which the calculation is made, calculated in accordance with the provisions of paragraph 2.


    10. Exclusion of Other Rights. Unless otherwise required by law, shares of the Adjustable Rate Cumulative Preferred Stock, Series D, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Charter or as provided by applicable law.


    11. Notice. All notices or communications unless otherwise specified in the Bylaws of the Corporation or these Articles
Supplementary shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.


    12. Interpretation or Adjustment By Board of Directors. The Board of Directors of the Corporation may, consistent with Maryland law, interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of beneficial owners of the Adjustable Rate Cumulative Preferred Stock, Series D, and if such inconsistency or ambiguity reflects any typographical error, error in transcription or other error the Board of Directors may authorize the filing of a Certificate of Correction.



IN WITNESS WHEREOF, REPUBLIC NEW YORK CORPORATION has caused these presents to be signed in its name and on its behalf by its Chairman and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects, all on May 23, 1994.


                            REPUBLIC NEW YORK CORPORATION


                            By: /s/Walter H. Weiner
                                     (Chairman)


Attest:

/s/  William F. Rosenblum, Jr.
         (Secretary)